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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):             December 31, 2001


                      RAWLINGS SPORTING GOODS COMPANY, INC.
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)

         Delaware                           0-24450             43-1674348
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(State or other jurisdiction of    (Commission File Number)  (I.R.S. Employer
          Incorporation)                                     Identification No.)




     1859 Intertech Drive, Fenton, Missouri                           63026
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     (Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code    (636) 349-3500
                                                   -----------------------------

          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         The Board of Directors of Rawlings Sporting Goods Company, Inc. (the "Company"), has directed that the rights issued pursuant to the Rights Agreement, dated July 1, 1994, by and between the Company and ChaseMellon Shareholder Services, as amended (the "Rights Agreement"), shall be redeemed and the Rights Agreement terminated. The redemption and termination will become effective December 31, 2001. All holders of record as of December 31, 2001, of the rights will be entitled to a redemption price of $.01 per right held by such person. The Company will pay the redemption price in common shares of the Company at the value of $$2.8337, calculated in accordance with the provisions of the Rights Agreement.

         At the Annual Meeting of Stockholders, held on April 13, 2000, a stockholder of the Company introduced a resolution requesting the Board of Directors revoke the Rights Agreement. The stockholder proposal was ratified by a majority of the shares voting at the meeting. Although the Board of Directors was not bound by the stockholders' vote on this matter, the Board took the stockholders' decision into consideration when reevaluating the Rights Agreement. The Board determined to provide the stockholders with the opportunity to have a binding vote on the retention or termination of the Rights Agreement, and submitted a proposal to the stockholders for consideration at the Annual Meeting of Stockholders held on May 15, 2001. The Board's proposal provided that if a majority of the shares voting at the meeting did not vote for retention of the Rights Agreement, the rights would be redeemed and the Rights Agreement would be terminated effective as of December 31, 2001. A majority of the shares voting at the meeting did not vote for the retention of the Rights Agreement, thereby resulting in the Board's action to redeem the rights effective December 31, 2001.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              RAWLINGS SPORTING GOODS COMPANY, INC.


Date: January 2, 2002         By:     /s/ Stephen M. O'Hara
                                   ---------------------------------------------
                                      Stephen M. O'Hara, Chief Executive Officer





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